Exhibit 10.14.16
NON-EMPLOYEE DIRECTOR RESTRICTED SHARE GRANT UNDER THE MONSANTO COMPANY
[2005] LONG-TERM INCENTIVE PLAN
Terms and Conditions of Restricted Stock Grant
To _______
     You have elected to receive an Award of Restricted Shares (the “Restricted Shares”) under the Monsanto Company [2005] Long-Term Incentive Plan (the “Plan”). The Grant Date and the number of Restricted Shares covered by this Award are set forth in the document you have received entitled “Restricted Shares Statement.” The Restricted Shares Statement and these Terms and Conditions collectively constitute the Award Certificate for the Restricted Shares, and describe the provisions applicable to the Restricted Shares.
     1. Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Restricted Shares Statement. The “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000.
     2. Delivery of Restricted Shares. (a) As of the Grant Date, the Restricted Shares have been registered in your name in a book-entry account maintained by [Mellon Investor Services], the Company’s transfer agent. This registration constitutes delivery of the Restricted Shares to you for all purposes. This book-entry account indicates that the Restricted Shares are subject to these Terms and Conditions.
     (b) Until such time (if any) as the Restricted Shares vest, you may not sell, assign, transfer, pledge, hypothecate, give away, or otherwise dispose of them. Any attempt on your part to dispose of the Restricted Shares will result in their being forfeited. However, you shall have all other rights of a common stockholder of the Company with respect to the Restricted Shares, including the right to vote such stock at any meeting of the common stockholders of the Company and the right to receive all dividends and other distributions declared and paid with respect to the Restricted Shares (“Dividends”). If any of the Restricted Shares are forfeited before vesting, then (i) you shall not be entitled to any Dividends for which the record date is after the day after such forfeiture occurs, and (ii) from and after the day after such forfeiture occurs, you shall no longer have any other rights as a stockholder with respect to the Restricted Shares.
     3. Vesting. The Restricted Shares shall vest on the last day of each of the [12] months following the Grant Date, as follows: (i) [10] installments of [XXX] Restricted Shares each, on the last day of each of the [10] months following the Grant Date, beginning on [September 30, 201X] and ending on [June 30, 201X], and (ii) [two] installments of [XXX] Restricted Shares on the last day of each month, beginning on [July 31, 201X] and ending on August 31, [201X], provided in each case that you remain a Director on the applicable vesting day, and subject to Section 4 below. If your Termination Date occurs on or before August 30, [201X], the Restricted Shares that are scheduled to vest on or after the Termination Date shall be forfeited.

     4. Taxes. You must make arrangements for the payment of any taxes that are required to be paid in connection with the vesting of the Restricted Shares. If you make an election under Section 83(b) of the Code to be taxed on the Restricted Shares upon receiving them, you must notify the Company within ten days after making such election. You must make arrangements for the payment of any taxes that are required to be paid as a result of your election.
     5. Effect of Award Certificate; Severability. This Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company and the person or entity to whom the Restricted Shares may have been transferred by will, the laws of descent and distribution or designation. The invalidity or enforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate.
     6. Amendment. The terms and conditions of this Award Certificate may not be amended in a manner adverse to you without your consent.
7. Plan Interpretation. This Award Certificate is subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated into this Award Certificate as provisions of the Restricted Shares. If there is a conflict between the provisions of this Award Certificate and the Plan, the provisions of the Plan govern. If there is any ambiguity in this Award Certificate, any term that is not defined in this Award Certificate, or any matters as to which this Award Certificate is silent, the Plan shall govern, including, without limitation, the provisions of the Plan addressing construction, governing law, and the powers of the People and Compensation Committee of the Board of Directors of the Company, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, (iii) make appropriate adjustments to the Restricted Shares to reflect non-United States laws or customs or in the event of a corporate transaction, and (iv) make all other determinations necessary or advisable for the administration of the Plan.

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